Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Annual Report on Form 1-K of our independent auditor’s report dated April XX, 2026, with respect to the audited balance sheet of NextTrip Privilege, Inc. as of December 31, 2025, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from April 7, 2025 (inception) to December 31, 2025, and the related notes to the financial statements.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Coral Springs, Florida

April 30, 2026